Exhibit 99.1

EMRISE
NEWS	CORPORATION
2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 • (408) 550-8340
www.emrise.com

CONTACT:	Allen & Caron Inc
Brandi Festa	Rene Caron (investors) Len Hall (media)
Director Finance and Administration	(949) 474-4300
(408) 573-2705	rene@allencaron.com
bfesta@emrise.com	len@allencaron.com

EMRISE ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

Year-Over-Year Net Sales Up 13%; Loss From Continuing Operations Down 41%

DURHAM, NC — May 16, 2011 — EMRISE CORPORATION (OTCBB: EMRI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced its financial results for its first quarter ended March 31, 2011.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said, “We recorded a solid year-over-year increase in sales in this year’s first quarter, which resulted in overall net sales for the quarter that were consistent with our earlier estimates.  I am also pleased to report that even though the first quarter of each year is typically the Company’s slowest sales quarter, we are on plan and believe we are well positioned to achieve our goals for the year.   As a result, I am able to reconfirm our previous guidance that we expect revenue for 2011 will be between $33 million and $35 million.

“Our backlog, particularly in our electronic devices business, is very strong and we expect a significant portion of that backlog will ship in the second half of 2011, which we believe will contribute to our anticipated profitability in the last two quarters of this year,” Oliva added.  “It is also very encouraging to note that the rate of incoming orders continues to be strong and we are now beginning to build a backlog of business that will start to ship during 2012, which we believe positions the Company for greater year-over-year growth next year.”

Oliva also noted several key accomplishments in the 2011 first quarter that included:

•                  Reducing loss from continuing operations by 41 percent year over year;

•                  Increasing sales by 13 percent year over year;

•                  Decreasing cash interest expense by 80 percent year over year;

•                  Ending the quarter with working capital of $9.2 million, compared to negative working capital of $7.6 million at the end of the 2010 first quarter;

•                  Booking approximately $9.6 million in orders, which contributed to the ongoing upward trend in orders and resulted in an 8 percent increase in backlog from the already substantial 2010 year-end backlog, and a 66 percent increase from the 2010 first quarter backlog;

•                  Positioning the Company to increase sales and achieve profitability in the second half of 2011; and

•                  Expanding the Board of Directors with the addition of two outside, independent directors with extensive public company and C-level executive experience, and one inside director with strong engineering, marketing,  operations and M&A experience.

Overall net sales in the 2011 first quarter were $8.0 million, an increase of 13 percent from net sales from continuing operations of $7.1 million in the first quarter of 2010, reflecting higher sales volumes in both the Company’s communications equipment and electronic devices business segments.  Net sales of communications equipment increased 28.7 percent to $3.4 million in the first quarter of 2011 from $2.7 million in the first quarter of 2010.  Net sales of electronic devices increased 4 percent to $4.6 million in the first quarter of 2011, up from $4.4 million in the first quarter of 2010.

 “While we experienced year-over-year improvements in sales and stability in gross margins in this year’s first quarter, we did have a loss for the quarter, which was consistent with our expectations and previous communications.  Contributing to that loss were general and administrative expenses we usually incur in the first quarter of each year associated with year-end audit activities, financial reporting requirements and other corporate requirements that occur during the first half of the year that are not present in the second half of the year.  While we expect to experience a loss in the second quarter of 2011, we anticipate achieving profitability during the second half of the year as we begin shipments of our substantial order backlog in our electronic devices segment,” Oliva added.

Overall gross profit, as a percentage of sales, was 28.1 percent in the first quarter of 2011 compared to gross profit, as a percentage of sales from continuing operations, of 27.5 percent in the first quarter of 2010.  The year-over-year increase in overall gross profit, as a percentage of sales, was primarily due to improved gross margins at the Company’s French communications equipment subsidiary as a result of higher levels of sales of third-party inventory purchased in U.S. dollars resulting in a favorable exchange rate impact.

Selling, general and administrative (SG&A) expenses for the first quarter of 2011 were $2.7 million, which was relatively consistent with the $2.5 million in SG&A expenses in the same period in 2010..  The small year-over-year increase was primarily associated with increased sales commission within the Company’s communications equipment business related to the increased sales discussed above.  SG&A, as a percentage of sales, improved from 35.7% in the first quarter of 2010 to 33.3% in the first quarter of 2011.  SG&A expenses, as a percentage of sales, in each 2011 subsequent quarter are expected to remain at lower levels than the corresponding previous year periods, contributing to the expected profitability in the second half of 2011.

Engineering and product development costs decreased to $0.4 million in this year’s first quarter from $0.5 million in the prior year’s first quarter due to a shift in the Company’s U.S. communications equipment subsidiary’s engineering projects from general product development to customer specific engineering, which is accounted for as a cost of the product.

Loss from continuing operations in the first quarter of 2011 was $1.0 million, compared to a loss from continuing operations of $1.6 million in the 2010 first quarter.  The improvement in loss from continuing operations in the first quarter of 2011, compared to the 2010 first quarter, was primarily related to improved sales and gross profit and significantly reduced interest expense.

Net loss for both the first quarter of 2011 and 2010 was $1.0 million, or $0.09 loss per basic and diluted share.  Both of the quarters include the higher expenses associated with year-end audit activities and financial reporting requirements previously discussed; however, net loss for the first quarter of 2010 also included income of $0.7 million, net of tax, associated with operating income from our former subsidiary, Advanced Control Components, Inc., partially offset by a loss on the sale of RO Associates Incorporated in March 2010, which were reported as discontinued operations in the first quarter of 2010.  There was no income from discontinued operations in the first quarter of 2011.

Backlog increased to $29.3 million as of March 31, 2011, up 8 percent from $27.1 million on December 31, 2010 and 66 percent from $17.6 million as of March 31, 2010.  The increases in backlog are primarily due to the increase of orders at the Company’s electronic devices business segment.  Management believes that the majority of the current backlog will be shipped within the next 12 months, with a large portion expected to ship in the second half of 2011.

As of March 31, 2011, EMRISE’s cash and equivalents totaled $4.0 million as compared to $3.7 million at December 31, 2010.  At March 31, 2011, the Company owed approximately $4.7 million in total debt, which was unchanged from total debt at December 31, 2010.  Total debt at the end of the 2011 first quarter included $0.5 million in borrowings on financing arrangements, a $1.0 million term loan, $2.8 million in notes payable to former ACC shareholders, and $0.4 million in capital lease obligations.  Working capital at March 31, 2011 was $9.2 million.

The Adjusted EBITDA loss in this year’s first quarter declined approximately 25 percent to $0.7 million, when compared to the Adjusted EBITDA loss of $1.0 million in last year’s first quarter.  The improvement in Adjusted EBITDA is primarily due to the improved sales and gross profit in the first quarter of 2011 compared to the first quarter of 2010.

Oliva also noted that during this year’s first quarter, EMRISE continued its efforts to complement the Company’s planned organic growth by continuing to work on potential strategic acquisition, merger and alliance opportunities to grow the Company and enhance stockholder value.

Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures

This news release includes non-GAAP financial measures, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company’s ability to service debt.  The non-GAAP measure included in this news release is Adjusted EBITDA.  EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations.  A reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.

Conference Call and Webcast

A conference call with EMRISE management is scheduled for 11:30 a.m. EDT (8:30 a.m. PDT) on Monday, May 16, 2011 to discuss the Company’s unaudited financial results for its first quarter ended March 31, 2011. To join the call, dial toll-free (877) 941-1428 five minutes prior to scheduled start time. For callers outside the United States, dial +1 (480) 629-9665.  A live webcast of the call may also be accessed at www.emrise.com; the Events page at http://viavid.net; or on the EMRISE client page at www.allencaron.com. An archived replay of the webcast will be available shortly after the call through the same web links listed above and will be available for 90 days.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets.  EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks.  The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment.  The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and connectivity systems is a primary growth driver for the Company’s Electronic Devices business segment. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France.  EMRISE is a publicly traded company whose common stock trades on the OTCBB under the symbol EMRI.  For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release, including our strategy to grow the Company through refocusing on our business to grow organically and to consider synergistic merger and acquisition transactions and to otherwise expand the Company; enhancing stockholder value; achieving future profitability; achieving an improvement in sales and backlog; and expectations for our industry, our markets, our Company’s business strategy and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act.   The actual future results of EMRISE could differ from those statements.  Factors that could cause or contribute to such differences include, but are not limited to, the ability to complete strategic initiatives; the willingness and availability of merger, acquisition or alliance partners; the terms, conditions and timing of such transactions and events; failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings or cost reductions that need to be reversed to meet operating needs; whether the global economic recession will have a further or deeper negative impact on the Company’s customers, vendors or suppliers that has a negative impact on the Company’s ability to ship backlog, increase sales or meet its sales forecasts; inability to develop new products or grow sales; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; inability to support the required development of new or existing products; unexpected delays, or additional delays as may be experienced by EMRISE customers, vendors or other circumstances which prevent timely shipment of current or future orders as expected.  The Company also refers you to those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

TABLES FOLLOW

EMRISE CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$8,039	$7,092
Cost of sales	5,780	5,141
Gross profit	2,259	1,951

Operating expenses:
Selling, general and administrative	2,673	2,534
Engineering and product development	433	522
Total operating expenses	3,106	3,056
Loss from operations	(847)	(1,105)

Other income (expense):
Interest income	12	15
Interest expense	(86)	(824)
Other, net	(53)	144
Total other expense, net	(127)	(665)

Loss before income taxes	(974)	(1,770)
Income tax benefit	(15)	(136)
Loss from continuing operations	(959)	(1,634)
Discontinued operations:
Income from discontinued operations	—	912
Tax provision on discontinued operations	—	230
Income from discontinued operations	—	682

Net loss	$(959)	$(952)

Weighted average shares outstanding
Basic	10,667	10,213
Diluted	10,667	10,213

Loss (earnings) per share:
Basic
Continuing operations	$(0.09)	$(0.16)
Discontinued operations	$—	$0.07
Net loss	$(0.09)	$(0.09)
Diluted
Continuing operations	$(0.09)	$(0.16)
Discontinued operations	$—	$0.07
Net loss	$(0.09)	$(0.09)

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	March 31,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,026	$3,742
Accounts receivable, net of allowances for doubtful accounts of $153 at March 31, 2011 and $152 at December 31, 2010	4,783	5,573
Inventories	8,097	7,568
Current deferred tax assets	41	36
Prepaid and other current assets	1,501	1,336
Total current assets	18,448	18,255

Property, plant and equipment, net	823	863
Goodwill	5,109	4,931
Intangible assets other than goodwill, net	939	973
Deferred tax assets	263	259
Other assets	286	208
Total assets	$25,868	$25,489
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,774	$3,168
Accrued expenses	4,090	3,777
Line of credit	493	411
Current portion of long-term debt	162	172
Income taxes payable	34	82
Other current liabilities	726	752
Total current liabilities	9,279	8,362

Long-term debt	4,073	4,092
Deferred income taxes	141	141
Other liabilities	869	874
Total liabilities	14,362	13,469
Commitments and contingencies
Stockholders’ equity:
Preferred stock,$0.01 par value. Authorized 10,000,000 shares no shares issued and outstanding	—	—
Common stock,$0.0033 par value. Authorized 150,000,000 shares; 10,667,337 issued and outstanding at March 31, 2011 and December 31, 2010	128	128
Additional paid-in capital	44,101	44,068
Accumulated deficit	(30,966)	(30,007)
Accumulated other comprehensive loss	(1,757)	(2,169)
Total stockholders’ equity	11,506	12,020
Total liabilities and stockholders’ equity	$25,868	$25,489

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2011	2010

Net loss as reported	$(959)	$(952)

Additions:
Depreciation and amortization	105	119
Stock based compensation	33	36
Interest expense, net	74	809
Other, net	53	(144)
Income tax benefit	(15)	(136)

Subtractions:
Income from discontinued operations	—	682

Adjusted EBITDA	$(709)	$(950)

Use of Non-GAAP Financial Measures

In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net income or loss on discontinued operations.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP.  Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.